Exhibit 99.1

         ArthroCare to Acquire Interventional Spine Pioneer;
        Strategic Move Propels Company Into New Market Segment

    SUNNYVALE, Calif.--(BUSINESS WIRE)--Oct. 24, 2003--ArthroCare Corp. (Nasdaq: ARTC), a multi-business medical device company that develops products based on its patented Coblation(R) technology, today announced it has reached a definitive agreement to acquire Medical Device Alliance, Inc. and its wholly owned subsidiary Parallax Medical, Inc., a leader in products for bone access, percutaneous injection of bone cement and bone augmentation in the spine. Physicians use these types of products during a variety of orthopedic procedures, including treatments for vertebral compression fractures caused by osteoporosis or spinal tumors.
    Under terms of the agreement, ArthroCare will acquire Parallax for $28 million in cash and future revenue milestone payments. ArthroCare will begin selling Parallax products worldwide on Nov. 15, 2003 and will serve as the company's exclusive worldwide distributor until the transaction closes.
    ArthroCare expects the acquisition to close in early 2004 and to contribute approximately $7-8 million in product sales during the year. The company anticipates the acquisition to break even in fiscal 2004 and be accretive thereafter.
    "Parallax is a pioneer in this field with a full range of market-leading products that have been used in more than 30,000 treatments globally," said Michael A. Baker, president and chief executive officer (CEO) of ArthroCare. "Parallax also has a rich pipeline of new products under development, and because of its pioneering role in this market, it has a strong intellectual property portfolio, with 10 issued U.S. patents and numerous patents pending worldwide. This acquisition is a key part of our expanded interventional spine strategy."
    "After carefully considering a variety of strategic options available to our company, it was determined that merging with ArthroCare to create a multi-procedure interventional spine business was in the long-term best interest of our shareholders," commented Jeff Barber, CEO of Medical Device Alliance, Inc. "By combining the research and development resources of both companies, we will be able to further accelerate our proven ability to innovate and rapidly bring advanced products to market that expand the capabilities of our physician customers."

    Conference Call

    ArthroCare will hold a conference call with the financial community at 11:00 a.m. ET/8:00 a.m. PT on Fri., Oct. 24, 2003 to provide an update on its interventional spine strategy and discuss the Parallax acquisition. The call will be simultaneously Web cast by CCBN and can be accessed on ArthroCare's Web site at www.arthrocare.com. The Webcast will remain available through Nov. 7, 2003. A telephonic replay of the conference call can be accessed by dialing 1-800-633-8284 and entering pass code number 21164391.

    ABOUT ARTHROCARE

    ArthroCare Corp. (www.arthrocare.com), headquartered in Sunnyvale, Calif., is a multi-business medical device company that develops, manufactures and markets minimally invasive soft tissue surgical products based on its patented Coblation technology. Coblation uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue, minimizing damage to healthy tissue. ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving surgical procedures and enabling new, minimally invasive procedures. ArthroCare's Coblation-based devices have been used in more than two million surgical procedures worldwide. The company has developed and marketed Coblation-based products for arthroscopic, spine/neurologic, ear, nose and throat, cosmetic, urologic, gynecologic and laparoscopic/general surgical procedures, and continues research in other areas.

    Safe Harbor Statements

    Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the expectations regarding trends in newly commercialized markets, the company's belief that certain surgical products and procedures will enhance achievement of the company's long-term potential, the sustainability of growth rates in certain markets, the effect of anticipated government regulatory clearances, continued success of product diversification efforts, opportunities to execute strategic initiatives, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to, the fact that the company's operating results will fluctuate, the market price of the company's stock may be highly volatile, the sustainability of the company's growth rate, continued success of market diversification efforts. These and other risks and uncertainties are detailed from time to time in the company's Securities and Exchange Commission filings, including ArthroCare's Form 10-K for the year ended December 31, 2002 and the 10-Q for the quarter ended June 30, 2003. Forward-looking statements are indicated by words or phrases such as "anticipates", "estimates", "projects", "believes", "intends", "expects", and similar words and phrases. Actual results may differ materially from management plans.


    CONTACT: ArthroCare Corporation
             Fernando Sanchez, 408-736-0224 (investors) or
             Haberman & Associates
             Amanda Kohls, (media)
             612-338-3900 (office)
             952-221-1542 (cell)
             amanda@habermaninc.com